                                                                     EXHIBIT 2.5

                        AGREEMENT AND PLAN OF MERGER OF
                 INTERCEPT COMMUNICATIONS TECHNOLOGIES, L.L.C.
                                 WITH AND INTO
                           THE INTERCEPT GROUP, INC.

     This Agreement and Plan of Merger (the "Agreement") is made and entered into this 30th day of January, 1998 by and between INTERCEPT COMMUNICATIONS TECHNOLOGIES, L.L.C., a Georgia limited liability company ("ICT"), and THE INTERCEPT GROUP, INC., a Georgia corporation ("InterCept") (ICT and InterCept being hereinafter sometimes collectively referred to as the "Constituent Companies").

                                  WITNESSETH

     WHEREAS, ICT is a limited liability company organized under the laws of the State of Georgia, with its principal office located at 3150 Holcomb Bridge Road, Suite 200, Norcross (Gwinnett County), Georgia;

     WHEREAS, ICT has 17 members holding a total of 1,112 units of limited liability interest ("Shares");

     WHEREAS, InterCept is a corporation organized under the laws of the State of Georgia with its principal office located at 3150 Holcomb Bridge Road, Suite 200, Norcross (Gwinnett County) Georgia;

     WHEREAS, InterCept has authorized capital stock consisting of: (i) 10,000,000 shares of common stock without par value (the "Common Stock"), of which 1,904,282 shares are issued and outstanding, and (ii) 50,000 of shares of preferred stock without par value (the "Preferred Stock"), of which 30,000 shares are designated as Series A 8% Cumulative Preferred Stock ("Series A"), and 4000 of such Series A are issued and outstanding. InterCept has options to acquire 132,126 shares of Common Stock outstanding.

     WHEREAS, the laws of the State of Georgia permit a merger of the Constituent Companies;

     WHEREAS, the Board of Managers of ICT and the Board of Directors of InterCept have determined that it is advisable and for the benefit of each of the Constituent Companies and their respective members and shareholders that ICT be merged with and into InterCept on the terms and conditions hereinafter set forth, and by resolutions duly adopted have adopted the terms and conditions of this Agreement; and directed that the proposed merger be submitted to the members of ICT and recommended to such members for approval of the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for and in consideration of the premises and of the mutual agreements, promises and covenants contained herein, it is agreed by and between the parties hereto, subject to the conditions hereinafter set forth and in accordance with the Georgia Business Corporation Code (the "Code") and the Georgia Limited Liability Company Act (the "Act"), that ICT shall be and hereby is, at the Effective Date (as hereinafter defined), merged with and into InterCept (InterCept subsequent to such merger being hereinafter sometimes referred to as the "Surviving Corporation"), with the corporate existence of the Surviving Corporation to be continued under the name "The InterCept Group, Inc.," and that the terms and conditions of the merger hereby agreed upon, the mode of carrying the same into effect, the manner of converting shares and the changes in the Articles of Incorporation of the Surviving Corporation are and shall be as follows:

                                   Section 1
                                    Merger

     1.1. On the Effective Date, ICT shall be merged with and into InterCept, and InterCept shall continue in existence and the merger shall in all respects have the effect provided for in Section 14-2-1106 of the Georgia Business Corporation Code.

     1.2. Without limiting the foregoing, on and after the Effective Date, the separate existence of ICT shall cease, and, in accordance with the terms of this Agreement, the title to all real estate and other property owned by each of the Constituent Companies shall be vested in the Surviving Corporation without reversion or impairment; the Surviving Corporation shall have all liabilities of each of the Constituent Companies; and any proceeding pending against any Constituent Company may be continued as if the merger did not occur or the Surviving Corporation may be substituted in its place.

     1.3. Prior to and from and after the Effective Date, the Constituent Companies shall take all such action as shall be necessary or appropriate in order to effectuate the merger. If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other actions are necessary, appropriate or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of ICT, the last acting officers of ICT, or the corresponding officers of the Surviving Corporation, shall and will execute and make all such proper assignments and assurances and take all action necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.


                                   Section 2
                             Terms of Transaction

     2.1. Upon the Effective Date:

            (a) Each Share of ICT issued and outstanding immediately prior to the Effective Date (other than Dissenting Shares, as defined in Section 2.3 hereof) shall, by virtue of the merger and without any action on the part of the holder thereof, thereupon be converted into 1,170.8327 shares of InterCept Common Stock, subject to the provisions of Section 2.2 below, the shares of Common Stock of the Surviving Corporation required for such purpose being drawn from authorized but unissued shares of the Surviving Corporation.

            (b) Each share of InterCept Common Stock and InterCept Preferred Stock outstanding and owned of record by its shareholders immediately prior to the Effective Date shall continue to represent one issued share of Common Stock and Preferred Stock, respectively, of the Surviving Corporation.

            (c) After the Effective Date, Intercept shall have 3,206,248 shares of Common Stock and 4,000 shares of Preferred Stock outstanding, which amounts do not exceed the total number and kind of shares authorized by Intercept's Articles of Incorporation immediately prior to the merger.

     2.2. After the Effective Date, each holder of an outstanding certificate or certificates which immediately prior thereto represented Shares of ICT (other than holders of Dissenting Shares) will, upon surrender of such certificate or certificates, be entitled to a certificate or certificates representing the number of shares of InterCept Common Stock into which the aggregate number of Shares of ICT, previously represented by such certificate or certificates surrendered shall have been converted pursuant to Section 2.1 of this Agreement.

     2.3. Notwithstanding any provision of this Agreement to the contrary, Shares of ICT which are issued and outstanding immediately prior to the Effective Date and which are held by members who have timely filed with ICT a written objection to the merger (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of InterCept Common Stock pursuant to Section 2.1 hereof, but the holder thereof shall be entitled only to such rights as are granted by Article 10 of the Act. Each holder of Dissenting Shares who becomes entitled to payment for such Shares pursuant to the foregoing
Article 10 of the Act shall receive payment therefor from ICT in accordance with the Act. If such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his right to appraisal and payment for his Shares under the foregoing Article 10 of the Act, each such share shall be converted into and represent the right to receive 1,170.8327 shares of Intercept Common Stock pursuant to Section 2.1 hereof, upon surrender of the certificate representing such share to InterCept.

                                   Section 3
                            Directors and Officers

     The persons who are directors and officers of InterCept immediately prior to the Effective Date shall continue as the directors and officers of the Surviving Corporation and shall continue to hold office as provided in the bylaws of the Surviving Corporation.

                                   Section 4
                     Articles of Incorporation and Bylaws

     4.1. From and after the Effective Date, the Articles of Incorporation of InterCept, as in effect at such date, shall be the Articles of Incorporation of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

     4.2. From and after the Effective Date, the bylaws of InterCept, in effect at such date, shall be the bylaws of the Surviving Corporation and shall continue in effect until the same shall be altered, amended or repealed as therein provided or as provided by law.

                                   Section 5
                 Shareholder Approval, Effectiveness of Merger

     This Agreement shall be submitted for approval to the members of ICT as provided by the Act (the approval of the shareholders of InterCept not being required pursuant to Section 14-2-1103 of the Code). If this Agreement is duly authorized and adopted by the requisite vote or written consents of such members and is not terminated and abandoned pursuant to the provisions of Section 6 hereof, this Agreement shall be executed, and this Agreement, and Certificate of Merger incorporating the terms of this Agreement, shall be filed and recorded in accordance with the laws of the State of Georgia as soon as practicable after the approval by the members of ICT. The Board of Managers of ICT, the Board of Directors of InterCept and the proper officers of the Constituent Companies are authorized, empowered and directed to do any and all acts and things, and to make, execute, deliver, file, and record any and all instruments, papers, and documents which shall be or become necessary, proper, or convenient to carry out or put into effect any of the provisions of this Agreement or of the merger herein provided for. The merger shall become effective on the date on which the Certificate of Merger incorporating this Agreement is filed by the Secretary of State of Georgia (said date is herein referred to as the "Effective Date").

                                   Section 6
                                  Termination

     At any time prior to the filing of the Certificate of Merger by the Secretary of State of Georgia, the Board of Directors of InterCept or the Board of Managers of ICT may terminate and abandon this Agreement, notwithstanding favorable action on the merger by the members of ICT or earlier approval by the Board of Directors of InterCept or the Board of Managers of ICT.

                                   Section 7
                                 Miscellaneous

     7.1. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

     7.2. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Georgia.

     7.3. If at any time InterCept shall deem or be advised that any further assignments, assurances in law, or other acts or instruments are necessary or desirable to vest or confirm in the InterCept the title to any property of ICT, the proper managers and members of ICT will do all such acts and things as may be necessary or appropriate to vest or confirm title to such property in InterCept and otherwise to carry out the purposes of this Agreement.

     7.4. It is the intention of the parties hereto that the form of the merger contemplated by this Agreement shall qualify as a "reorganization" within the meaning of Section 368 of the Internal Revenue Code of 1986 for federal income tax purposes

     IN WITNESS WHEREOF, the Constituent Companies have each caused this Agreement to be executed, their respective corporate seals to be affixed and the foregoing attested, all by their respective duly authorized officers, as of the date hereinabove first written.

                                  INTERCEPT COMMUNICATIONS
                                  TECHNOLOGIES, L.L.C.
                                  A Georgia Limited Liability Company


                                  By:   /s/ John W. Collins
                                     ------------------------------
                                  Title:    Chairman
                                        ---------------------------
[CORPORATE SEAL]

ATTEST:

By:  /s/ Marie H. Storey
   ------------------------------------
     Secretary or Assistant Secretary


                                  THE INTERCEPT GROUP, INC.
                                  A Georgia Corporation


                                  By:  /s/ Donny R. Jackson
                                     ------------------------------
                                  Title:    President/COO
                                        ---------------------------
[CORPORATE SEAL]

ATTEST:

By:  /s/ Marie H. Storey
   ------------------------------------
     Secretary or Assistant Secretary